EXHIBIT 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES RESPONSE TO AND IMPACT OF COVID-19

IRVINE, CA, March 24, 2020 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced its responses to COVID-19 and the current impacts of COVID-19 on its business.

With headquarters and manufacturing facilities located in Irvine, California, we are currently continuing our business operations under an exemption from California Governor Newsom’s Executive Order N-33-20 (issued March 19, 2020) for “essential critical infrastructure sectors” based on our determination that we fall within the Healthcare and Public Health Sector exemption.  We currently remain open to both receive and ship orders, our manufacturing facility is continuing production, and, so far, we have not suffered any material impact due to COVID-19. However, due to uncertainties regarding the dynamics of COVID-19’s spread and evolution, the effects on the economic activities of our customers and suppliers, and future measures that may be adopted in the markets in which we operate, it is impossible to predict the potential impact that the pandemic may have on our business.

As we continue to operate, we have adjusted certain policies and procedures based on applicable national, state, and local emergency orders and safety guidance that may be issued from time to time, including:

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Non-essential employees that are able to work remotely are doing so;

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Increased frequency of disinfectant cleanings, especially for high-touch surfaces;

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Curtailed business travel; and

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Multiple, staggered work shifts have been implemented in order to achieve effective social distancing.

“While we have made changes to allow our business to continue to operate, we are committed to ensuring the safety of our employees, maintaining deliveries and services to our valued customers, and communicating closely with our suppliers.” said Pro-Dex’s CEO, Richard L. (“Rick”) Van Kirk. “We are adapting quickly to new orders and guidance as they are released, but governmental restrictions on businesses continue to evolve. Due to uncertainties related to COVID-19, we do not know what adverse consequences may ultimately impact our operations or those of our critical suppliers or customers.  Therefore, it is impossible at this time to predict the ultimate short-term or long-term impact of the pandemic on our business.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions that appeal to our customers, primarily medical device distributors. Pro-Dex also sells compact pneumatic air motors for a variety of industrial applications. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance (including but not limited to uncertainties related to the COVID-19 pandemic), as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.